Exhibit 10.3

TAX SHARING AGREEMENT

by and between

IAC/INTERACTIVECORP

and

MATCH GROUP, INC.

Dated as of

November 24, 2015

TAX SHARING AGREEMENT

This Tax Sharing Agreement (this “Agreement”), dated as of November 24, 2015, is entered into by and between IAC/InterActiveCorp, a Delaware corporation (“Parent”), and Match Group, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Match”).

W I T N E S S E T H

WHEREAS, as of the date hereof, Parent and its direct and indirect domestic subsidiaries are members of an affiliated group (as defined in Section 1504 of the Code) of which Parent is the common parent;

WHEREAS, Parent and Match intend to effect the initial public offering by Match of Match Common Stock (the “IPO”);

WHEREAS, in connection with the IPO, Parent and Match have entered into a Master Transaction Agreement, dated as of November 24, 2015 (the “Transaction Agreement”), providing for, among other things, (a) the transfer of the Match Businesses, the Match Assets and the Match Liabilities to Match and its Subsidiaries, and (b) the Remaining Business, the Remaining Assets and the Remaining Liabilities to be held by IAC and its Subsidiaries (other than Match and its Subsidiaries); and

WHEREAS, in connection with the IPO, the parties hereto have determined to enter into this Agreement, setting forth their agreement with respect to certain Tax matters;

NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements herein contained and intending to be legally bound hereby, Parent and Match hereby agree as follows:

1.                                      Definitions.  Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Transaction Agreement.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Actually Realized” or “Actually Realizes” shall mean, for purposes of determining the timing of the incurrence of any Tax Liability, Distribution Tax Liability, or the realization of a Refund (or any related Tax cost or benefit), whether by receipt or as a credit or other offset to Taxes payable, by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Taxes paid (or Refund realized) by such Person is increased above (or reduced below) the amount of Taxes that such Person would have been required to pay (or Refund that such Person would have realized) but for such payment, transaction, occurrence or event.

“Aggregate Distribution Tax Liabilities” shall mean, in the event of a Distribution, the sum of the Distribution Tax Liabilities with respect to each Taxing Jurisdiction.

“Carryback” shall mean the carryback of a Tax Attribute (including, without limitation, a net operating loss, a net capital loss or a tax credit) by a member of the Match Group from a Post-Deconsolidation Taxable Period to a Pre-Deconsolidation Taxable Period during which such member of the Match Group was included in a Combined Return filed for such Pre-Deconsolidation Taxable Period.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Return” shall mean a consolidated, combined or unitary Income Tax Return that includes, by election or otherwise, one or more members of the Parent Group together with one or more members of the Match Group.

“Deconsolidation Date” shall mean the date, if any, on which a Deconsolidation Event occurs.

“Deconsolidation Event” shall mean any event or transaction that causes Match to cease to be a member of the Parent Consolidated Group.

“Distribution” shall mean a distribution, however effected (including by way of a reclassification or split-off), of Match Capital Stock to holders of Parent capital stock in a transaction intended to qualify as tax-free for federal Income Tax purposes pursuant to Section 368(a)(1)(D) and/or Section 355 of the Code.

“Distribution Date” shall mean, in the event of a Distribution, the date on which the Distribution is completed.

“Distribution-Related Proceeding” shall mean, in the event of a Distribution, any Proceeding in which the IRS, another Tax Authority or any other party asserts a position that could reasonably be expected to adversely affect the Tax-Free Status of the Distribution.

“Distribution Tax Liabilities” shall mean, in the event of a Distribution, with respect to any Taxing Jurisdiction, the sum of (a) any increase in a Tax Liability (or reduction in a Refund) Actually Realized as a result of any corporate-level gain or income recognized with respect to the failure of the Distribution to qualify for Tax-Free Status under the Income Tax laws of such Taxing Jurisdiction pursuant to any settlement, Final Determination, judgment, assessment, proposed adjustment or otherwise, (b) interest on such amounts calculated pursuant to such Taxing Jurisdiction’s laws regarding interest on Tax liabilities at the highest Underpayment Rate for corporations in such Taxing Jurisdiction from the date such additional gain or income was recognized until full payment with respect thereto is made pursuant to Section 3 hereof (or in the case of a reduction in a Refund, the amount of interest that would have been received on the foregone portion of the Refund but for the failure of the Distribution to qualify for Tax-Free Status), and (c) any penalties actually paid to such Taxing Jurisdiction that would not have been paid but for the failure of the Distribution to qualify for Tax-Free Status in such Taxing Jurisdiction.

“EMA” shall mean the Employee Matters Agreement by and between Parent and Match dated as of November 24, 2015.

“Equity Securities” shall mean any stock or other securities treated as equity for federal income tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Estimated Tax Payments” shall have the meaning set forth in Section 2(c).

“Fifty-Percent or Greater Interest” shall have the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” shall mean the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a State, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign taxing jurisdiction; (d) by any allowance of a Refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (e) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“Group” shall mean the Parent Group or the Match Group, as applicable.

“Income Taxes” (a) shall mean (i) any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments that are based upon, measured by, or calculated with respect to (A) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), (B) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a)(i)(A) of this definition, or (C) any net worth, franchise or similar tax, in each case together with (ii) any interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto and (b) shall include any transferee or successor liability in respect of an amount described in clause (a) of this definition.

“Income Tax Return” shall mean any return, report, filing, statement, questionnaire, declaration or other document filed or required to be filed with a Tax Authority in respect of Income Taxes.

“Indemnified Party” shall mean any Person seeking indemnification pursuant to the provisions of this Agreement.

“Indemnifying Party” shall mean any Party from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“IPO” shall have the meaning set forth in the recitals.

“IRS” shall mean the Internal Revenue Service.

“Losses” shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

“Match” shall have the meaning set forth in the preamble.

“Match Active Business” shall mean, in the event of a Distribution, each trade or business actively conducted (within the meaning of Section 355(b) of the Code) by the Match Consolidated Group immediately after the Distribution, as set forth in the Tax Opinion Documents.

“Match Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction or credit on a Combined Return attributable to members of the Match Group (including, in the case of any state or local consolidated, combined or unitary income or franchise Taxes, a change in one or more apportionment factors of members of the Match Group) pursuant to a Final Determination for a Pre-Deconsolidation Taxable Period.

“Match COD Income” shall mean 50% of the aggregate amount of cancellation of indebtedness income, if any, recognized by the Parent Consolidated Group as a result of (i) the exchange of 4.75% Senior Notes due 2022 issued by Parent for 6.75% Senior Notes due 2022 issued by Match pursuant to the Exchange Offer and Consent Solicitation commenced on October 16, 2015 and (ii) the purchase for cash of 4.875% Senior Notes due 2018 issued by Parent pursuant to the Offer to Purchase and Consent Solicitation Statement commenced on October 16, 2015.

“Match Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which Match is the common parent, determined immediately after the Deconsolidation Date (and any predecessor or successor to such affiliated group other than the Parent Consolidated Group).

“Match Group” shall mean (a) Match and each Person that is a direct or indirect Subsidiary of Match (including any Subsidiary of Match that is disregarded for U.S. federal Income Tax purposes (or for purposes of any State, local, or foreign tax law)) immediately after the IPO, (b) any corporation (or other Person) that shall have merged or liquidated into Match or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Match Option” shall have the meaning ascribed thereto in the EMA.

“Match Separate Return” shall mean any Separate Return required to be filed by Match or any member of the Match Group, including, without limitation, any U.S. consolidated federal Income Tax Returns of the Match Consolidated Group required to be filed with respect to a Post-Deconsolidation Taxable Period.

“Match Stand-Alone Tax Liability” means, with respect to any Combined Return for any taxable period (or portion thereof) beginning after the date of the IPO, the hypothetical stand-alone Tax Liability of the Match Group and/or any of its members for such taxable period (or portion thereof), determined on the following basis:  (i) to the extent that members of the Match Group would (but for their inclusion in a Combined Return) be entitled to file a Tax Return on a consolidated, combined or unitary basis solely with other members of the Match Group, such Tax Liability shall be determined as though such members filed on a consolidated, combined or unitary basis, as applicable, solely with such other members of the Match Group, (ii) taxable income of the Match Group and/or any of its members shall be calculated by taking into account losses, credits and other Tax attributes of Match and the relevant members of the Match Group, in each case, to the extent arising after the date of the IPO, and treating all such Tax attributes as being subject to the limitations under applicable Tax law (including limitations on carrybacks and carryforwards) that would apply if the relevant members of the Match Group had filed on a separate Tax Return basis for all taxable periods (or portions thereof) relevant to the computation (provided, that the Match Group and/or its members shall be deemed to have relinquished, waived or otherwise foregone any carrybacks to any taxable period (or portion thereof) beginning prior the date of the IPO; and if any such Tax attribute would, under applicable Tax law be required to be carried back, such Tax attribute shall be deemed to be available to the Match Group on a carryforward basis (subject to the limitations under applicable Tax law on such carryforwards)), and (iii) by specially allocating to the Match Group the following items: (A) Match COD Income, (B) any amount required to be included in income pursuant to any “gain recognition agreement” within the meaning of Treasury Regulations Section 1.367-8(c) with respect to which a member of the Match Group is the “U.S. transferor” (regardless of whether such amount is reportable for the taxable year of the initial transfer or the year during which the recognition event occurs), and (C) any compensation deductions to which the Match Group is entitled pursuant to Section 11 hereof.  For the avoidance of doubt, for purposes of calculating any available carryforward or carryback of Tax attributes pursuant to clause (ii) hereof, the utilization of any such Tax attributes by members of the Parent Group shall be disregarded.

“Notified Action” shall have the meaning ascribed thereto in Section 4(b)(i).

“Option” shall have the meaning ascribed to such term in the EMA.

“Other Taxes” shall mean any federal, state, local or foreign taxes, charges, fees imposts, levies or other assessments of any nature whatsoever, and without limiting the generality of the foregoing, shall include superfund, sales, use, ad valorem, value added, occupancy, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes (in each case, together with any related interest, penalties, additions to tax, or additional amounts imposed by any Tax Authority thereon); provided, however, that Other Taxes shall not include any Income Taxes.

“Other Tax Returns” shall mean any return, report, filing, statement, questionnaire, declaration or other document filed or required to be filed with a Tax Authority in respect of Other Taxes.

“Parent” shall have the meaning set forth in the preamble.

“Parent Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which Parent is the common parent (and any predecessor or successor to such affiliated group).

“Parent Group” shall mean (a) Parent and each Person that is a direct or indirect Subsidiary of Parent (including any Subsidiary of Parent that is disregarded for U.S. federal Income Tax purposes (or for purposes of any state, local, or foreign tax law)) immediately after the IPO (other than any Person that is a member of the Match Group), (b) any corporation (or other Person) that shall have merged or liquidated into Parent or any such Subsidiary and (c) any predecessor or successor to any Person otherwise described in this definition.

“Parent Separate Return” shall mean any Separate Return required to be filed by Parent or any member of the Parent Group.

“Permitted Transaction” shall mean, in the event of a Distribution, any transaction that satisfies the requirements of Section 4(c).

“Person” shall mean any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, estate, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

“Post-Deconsolidation Taxable Period” shall mean a taxable period that, to the extent it relates to a member of the Match Group, begins after the Deconsolidation Date.

“Pre-Deconsolidation Taxable Period” shall mean a taxable period that, to the extent it relates to a member of the Match Group, ends on or before the Deconsolidation Date.

“Private Letter Ruling” shall mean, in the event of a Distribution, (a) any private letter ruling issued by the IRS in connection with the Distribution or (b) any similar ruling issued by any other Tax Authority in connection with the Distribution.

“Private Letter Ruling Documents” shall mean, in the event of a Distribution, (a) any Private Letter Ruling, any request for a Private Letter Ruling submitted to the IRS, together with any appendices and exhibits thereto and any supplemental filings or other materials subsequently submitted to the IRS, in connection with the Distribution-related transactions, or

(b) any similar filings submitted to any other Tax Authority in connection with any such request for a Private Letter Ruling.

“Proceeding” shall mean any audit or other examination, or judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Taxes.

“Proposed Acquisition Transaction” shall mean, in the event of a Distribution, a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulations Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Match management or shareholders, is a hostile acquisition, or otherwise, as a result of which Match would merge or consolidate with any other Person or as a result of which any Person or Persons would (directly or indirectly) acquire, or have the right to acquire, from Match and/or one or more holders of outstanding shares of Match Capital Stock, a number of shares of Match Capital Stock that would, when combined with any other changes in ownership of Match Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (a) the value of all outstanding shares of Match stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting Match stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series.  Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (a) the adoption by Match of a shareholder rights plan or (b) issuances by Match that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d).  For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders.  This definition and the application thereof are intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly.  Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated into this definition and its interpretation.

“Refund” shall mean any refund of Taxes, including any reduction in Tax Liabilities by means of a credit, offset or otherwise.

“Representative” shall mean with respect to a Person, such Person’s officers, directors, employees and other authorized agents.

“Restriction Period” shall mean, in the event of a Distribution, the period beginning on the Distribution Date and ending on the day following the two-year anniversary thereof.

“Section 336(e) Election” shall have the meaning set forth in Section 4(d).

“Separate Return” shall mean (a) in the case of any Tax Return required to be filed by any member of the Match Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Parent Group and (b) in the case of any Tax Return required to be filed by any member of the Parent Group (including any consolidated, combined or unitary return), any such Tax Return that does not include any member of the Match Group.

“Tax Attribute” shall mean a consolidated, combined or unitary net operating loss, net capital loss, unused investment credit, unused foreign tax credit, or excess charitable contribution (as such terms are used in Treasury Regulations 1.1502-79 and 1.1502-79A or comparable provisions of foreign, state or local tax law), or a minimum tax credit or general business credit.

“Tax Authority” shall mean a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including, without limitation, the IRS).

“Tax Benefits” shall have the meaning set forth in Section 3(c) hereof.

“Tax Counsel” shall mean tax counsel of recognized national standing that is acceptable to Parent in its sole discretion.

“Taxes” shall mean any Income Taxes and Other Taxes.

“Tax-Free Status” shall mean, in the event of a Distribution, the qualification of the Distribution, (a) as a transaction described in Section 368(a)(1)(D) and/or Section 355(a) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c)(2) and 361(c)(2) of the Code, and (c) as a transaction in which Parent, the members of the Parent Group, Match and the members of the Match Group recognize no income or gain, other than intercompany items or excess loss accounts, if any, taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code.

“Taxing Jurisdiction” shall mean the United States and every other government or governmental unit having jurisdiction to tax Parent, Match or any of their respective Subsidiaries.

“Tax Liabilities” shall mean any liability for Taxes.

“Tax Opinion” shall mean, in the event of a Distribution, the opinion issued to Parent by Tax Counsel regarding the Tax-Free Status of the Distribution.

“Tax Opinion Documents” shall mean, in the event of a Distribution, the Tax Opinion and the information and representations provided by, or on behalf of, Parent and Match to Tax Counsel in connection therewith.

“Tax-Related Losses” shall mean, in the event of a Distribution:

(a)                                 the Aggregate Distribution Tax Liabilities,

(b)                                 all reasonable accounting, legal and other professional fees, and court costs incurred in connection with any settlement, Final Determination, judgment or other determination with respect to such Aggregate Distribution Tax Liabilities, and

(c)                                  all costs, expenses and damages associated with stockholder litigation or controversies and any amount required to be paid by Parent or Match in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority payable by Parent or Match or their respective Affiliates, in each case, resulting from the failure of the Distribution to qualify for Tax-Free Status.

“Transaction Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Underpayment Rate” shall mean the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar provision of state, local, or foreign Income Tax law, as applicable), as determined from time to time.

“Unqualified Tax Opinion” shall mean, in the event of a Distribution, an unqualified opinion of Tax Counsel on which Parent may rely to the effect that a transaction (a) will not disqualify the Distribution from Tax-Free Status, assuming that the Distribution would have qualified for Tax-Free Status if such transaction did not occur, and (b) will not adversely affect any of the conclusions set forth in the Tax Opinion; provided that any tax opinion obtained in connection with a proposed acquisition of Equity Securities of Match entered into during the Restriction Period shall not qualify as an Unqualified Tax Opinion unless such tax opinion concludes that such proposed acquisition will not be treated as “part of a plan (or series of related transactions)” within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, that includes the Distribution.

2.                                      Tax Returns; Responsibility for Taxes.

(a)                                 Preparation and Filing of Tax Returns; Payment of Taxes.

(i)                                     Parent Consolidated Returns; Other Combined Returns.  Parent shall prepare and file or cause to be prepared and filed (A) all U.S. consolidated federal Income Tax Returns of the Parent Consolidated Group and (B) all other Combined Returns for all taxable periods.  Subject to Section 2(c) hereof, Parent shall pay, or cause to be paid, any and all Taxes due or required to be paid with respect to or required to be reported on any such Tax Return (including any increase in such Tax Liabilities attributable to a Final Determination).

(ii)                                  Parent Separate Returns.  Parent shall prepare and file or cause to be prepared and filed all Parent Separate Returns for all taxable periods.  Parent shall pay, or cause to be paid, any and all Taxes due or required to be paid with respect to or required to be reported on any Parent Separate Return (including any increase in such Tax Liabilities attributable to a Final Determination).

(iii)                               Match Separate Returns.  Match shall prepare and file or cause to be prepared and filed all Match Separate Returns for all taxable periods ending on or after the date hereof.  Match shall pay, or cause to be paid, any and all Taxes due or required to be paid with respect to or required to be reported on any Match Separate Return (including any increase in such Tax Liabilities attributable to a Final Determination).

(b)                                 Tax Returns Standards.

(i)                                     Parent (or its designee) shall determine the entities to be included in any Combined Return and make or revoke any Tax elections, adopt or change any accounting methods, and determine any other position taken on or in respect of any Tax Return required to be prepared and filed by Parent pursuant to Section 2(a)(i).  Match shall elect and join, and shall cause its respective Subsidiaries to elect and join any Combined Returns that Parent determines to file.  Any Tax Return filed by Parent pursuant to Section 2(a)(i) with respect to any Pre-Deconsolidation Taxable Period or any taxable period that includes the Deconsolidation Date shall, to the extent relating to Match or the Match Group, be prepared in good faith, provided that Tax items shall be apportioned between Pre-Deconsolidation Taxable Periods and Post-Deconsolidation Taxable Periods in accordance with the principles of Treasury Regulations Section 1.1502-76(b) as reasonably interpreted and applied by Parent.  Match shall, and shall cause each member of the Match Group promptly (and in any event within 30 days following a request by Parent) to, prepare and deliver to Parent, at its expense, all information that Parent may reasonably request, in such form as Parent may reasonably request, including any information required to enable Parent to prepare any Tax Return required to be filed by Parent pursuant to Section 2(a)(i).  Parent shall make any such Tax Return and related workpapers available for review by Match sufficiently in advance of the due date for filing such Tax Return to the extent such Tax Return relates to Taxes for which Match is or would reasonably be expected to be responsible or with respect to which Match would reasonably be expected to have a claim.  Parent and Match shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

(ii)                                  Except to the extent otherwise required by applicable Law or as a result of a Final Determination, Match shall not (and shall not cause or permit any members of the Match Group to) take any position on any Match Separate Return (A) that is inconsistent with the past practices, accounting methods, elections or conventions used by Parent or any of its Subsidiaries in preparing any Tax Return for which Parent is responsible pursuant to Section 2(a)(i) (unless there is no reasonable basis for such past practices, methods, elections or conventions or there is no adverse effect on any member of the Parent Group), or (B) that is inconsistent with this Agreement or, in the event of a Distribution, any Tax Opinion or Tax Opinion Documents, any Unqualified Tax Opinion, or any Private Letter Ruling (including any supplemental Private Letter Ruling).

(c)                                  Match Tax Sharing Payments.

(i)                                     With respect to any Combined Return for each taxable period (or portion thereof) that begins after the date of the IPO, Match shall pay, or cause to be paid, to Parent the amount of estimated Taxes, if any, that would be incurred by the Match Group and/or its members for such taxable period had the Match Group and/or its members not been included in such Combined Return (“Estimated Tax Payments”).  The Estimated Tax Payments owed by the Match Group or any of its members for any such taxable period (or portion thereof) shall be determined in accordance with the definition of Match Stand-Alone Tax Liability.

(ii)                                  With respect to any Combined Return for each taxable period (or portion thereof) that begins after the date of the IPO, Match shall pay, or shall cause to be paid, to Parent an amount equal to the excess, if any, of (A) the Match Stand-Alone Tax Liability for such taxable period over (B) the aggregate amount of Estimated Tax Payments made to Parent for such taxable period.  If the aggregate amount of Estimated Tax Payments made to Parent with respect to such taxable period exceeds the Match Stand-Alone Tax Liability for such taxable period, Parent shall pay to Match an amount equal to such excess.

(iii)                               At least ten (10) days prior to the due date for any payment of Taxes (including estimated Taxes) in respect of any Combined Return for any taxable period (or portion thereof) that begins after the date of the IPO, Parent shall deliver to Match a schedule setting forth in reasonable detail Parent’s calculation of the Match Stand-Alone Tax Liability or Estimated Tax Payments, as applicable.  No later than ten (10) days following the delivery of such schedule, Match shall pay Parent (or Parent shall pay Match) the amount shown as due on such schedule.

(iv)                              If, as a result of a Final Determination with respect to any Combined Return or the filing by Parent or any member of the Parent Group of any amended Combined Return, in each case, for any taxable period, there is an increase or decrease in the Match Stand-Alone Tax Liability for such taxable period (or any preceding or subsequent taxable period, in each case, beginning after the date of the IPO), the parties shall promptly make appropriate adjusting payments such that the aggregate amount paid by Match to Parent for such taxable period (and any prior or subsequent taxable periods affected by such Final Determination or amended Combined Return, in each case, beginning after the date of the IPO) equals the redetermined Match Stand-Alone Tax Liability for such taxable period or periods; provided, that if such Final Determination or amended Combined Return affects one or more taxable periods (or portions thereof) ending on or prior to the date of the IPO, Parent shall determine in good faith the portion of any increase or decrease in the Tax liability reflected on the relevant Combined Return(s) for such taxable periods that is attributable to members of the Match Group and shall notify Match within ten (10) days of its determination in writing.  No later than ten (10) days following the delivery of such schedule, Match shall pay Parent (or Parent shall pay Match) the amount shown as due on such schedule.

3.                                      Responsibility for Taxes and Indemnification.

(a)                                 Parent Liability.  Except as otherwise provided in Section 3(b), Parent and the members of the Parent Group shall be responsible for and shall indemnify and hold harmless Match and its Affiliates and each of their respective officers, directors and employees from and against (i) any Taxes imposed with respect to any Combined Return (except to the extent that Match is responsible for such Taxes pursuant to this Agreement (including any Match Stand-Alone Tax Liability)) and any other Taxes imposed with respect to any Tax Return for which any member of the Parent Group is responsible pursuant to Section 2(a)(ii), (ii) any Taxes resulting from any breach by Parent of any representation or covenant in this Agreement, the Transaction Agreement or any Ancillary Agreement, and (iii) in the event of a Distribution, any Tax-Related Losses for which Parent is responsible pursuant to Section 4(c) of this Agreement.

(b)                                 Match Liability.  Match and the members of the Match Group shall be responsible for and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against (i) any Taxes imposed with respect to any Combined Return to the extent that Match is responsible for such Taxes pursuant to this Agreement (including any Match Stand-Alone Tax Liability) and any other Taxes imposed with respect to any Tax Return for which any member of the Match Group is responsible pursuant to Section 2(a)(iii), (ii) any Taxes resulting from any breach by Match of any representation or covenant in this Agreement, the Transaction Agreement or any Ancillary Agreement, and (iii) in the event of a Distribution, any Tax-Related Losses for which Match is responsible pursuant to Section 4(c) of this Agreement.

(c)                                  Tax Benefits.  If an indemnification obligation of Parent or any member of the Parent Group under Section 3(a) (or the adjustment giving rise to such indemnification obligation) results in (i) increased deductions, losses, or credits, or (ii) decreases in income, gains or recapture of Tax credits (“Tax Benefits”) to Match or any member of the Match Group, which would not, but for the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then Match shall pay Parent the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that Match or any member of the Match Group would have been required to pay and bear (or increases, in cash, the amount of Tax Refund to which Match or any member of the Match Group would have been entitled) but for such indemnification obligation (or adjustment giving rise to such indemnification obligation).  Match shall pay Parent for such Tax Benefit no later than ten (10) days after such Tax Benefit is Actually Realized.  If an indemnification obligation of Match or any member of the Match Group under Section 3(b) (or the adjustment giving rise to such indemnification obligation) results in a Tax Benefit to Parent or any member of the Parent Group, which would not, but for the Tax which is the subject of the indemnification obligation (or the adjustment giving rise to such indemnification obligation), be allowable, then Parent shall pay Match the amount by which such Tax Benefit actually reduces, in cash, the amount of Tax that Parent or any member of the Parent Group would have been required to pay and bear (or increases, in cash, the amount of Tax refund to which Parent or any member of the Parent Group would have been entitled) but for such indemnification (or adjustment giving rise to such indemnification obligation).  Match shall pay Parent for such Tax Benefit no later than ten (10) days after such Tax Benefit is Actually Realized.

(d)                                 Timing of Indemnification Payments.  Any indemnification payment required to made pursuant to this Section 3 (other than a payment for any Tax Benefit, the timing of which is provided in Section 3(c)) shall be made by the Indemnifying Party promptly, but, in any event, no later than:

(i)                                     in the case of an indemnification obligation with respect to any Tax Liabilities, the later of (A) five (5) days after the Indemnified Party notifies the Indemnifying Party in writing and (B) five (5) days prior to the date the Indemnified Party is required to make a payment of Taxes to the applicable Tax Authority (including a payment with respect to an assessment of a tax deficiency by any Taxing Jurisdiction or a payment made in settlement of an asserted tax deficiency) or realizes a reduced Refund; and

(ii)                                  in the case of any indemnification payment for any Losses not otherwise described in clause (i) of this Section 3(d) (including, but not limited to, any Losses described in clause (b) or (c) of the definition of Tax-Related Losses, attorneys’ fees and expenses and other indemnifiable Losses), the later of (A) five (5) days after the Indemnified Party notifies the Indemnifying Party in writing and (B) five (5) days prior to the date the Indemnified Party is required to make a payment thereof.

4.                                      Distribution-Related Matters.

(a)                                 Covenants.

(i)                                     Match agrees that, as long as a Distribution could, in the reasonable discretion of Parent, be effected, (A) Match shall (and shall cause each member of the Match Group to) take any action reasonably requested by Parent in order to consummate a Distribution, and (B) Match shall not take or fail to take any action (and it shall cause the members of the Match Group not to take or fail to take any action) which action or failure to act could reasonably be expected to prevent Parent from consummating a Distribution.  Match agrees that, without Parent’s prior written consent, it will not take (and will cause each member of the Match Group not to take) any action that could reasonably be expected to (1) cause Parent to cease to have “control” (within the meaning of Section 368(c) of the Code) of Match or (2) result in a Deconsolidation Event, in each case, prior to the Distribution Date.

(ii)                                  In the event of a Distribution, neither Parent (or any member of the Parent Group) nor Match (or any member of the Match Group) shall take or fail to take any action, or permit or cause any member of the Parent Group or the Match Group, respectively, to take or fail to take any action, if such action or failure to act would be inconsistent with or cause to be untrue any material information, covenant or representation in the Tax Opinion Documents or Private Letter Ruling.

(iii)                               In the event of a Distribution, from and after the Distribution Date, Match shall not (A) take any action or permit any member of the Match Group to take any action, and Match shall not fail to take any action or permit any member of the Match Group to fail to take any action, in each case, unless such action or failure to act could not reasonably be expected to (1) cause the Distribution to fail to have Tax-Free Status or (2) require Parent or Match to reflect a liability or reserve for Income Taxes with respect to the Distribution in its financial statements, or (B) until the first day after the Restriction Period, engage in any transaction that could result in the Match Consolidated Group ceasing to be engaged in any Match Active Business for purposes of Section 355(b)(2) of the Code.

(iv)                              In the event of a Distribution, from and after the Distribution Date until the first day after the Restriction Period, Match shall not (A) enter into any Proposed Acquisition Transaction or, to the extent Match has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (x) redeeming rights under a shareholder rights plan, (y) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, or (z) approving any Proposed Acquisition Transaction, whether for purposes of Section 203 of the DGCL or any similar corporate statute, any “fair price” or other provision of Match’s charter or bylaws or otherwise), (B) merge or consolidate with any other Person or liquidate or partially liquidate, (C) in a single transaction or series of transactions (1) sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets held by Match at the time of the Distribution (2) sell or transfer 50% or more of the gross assets of the Match Active Business or (3) sell or transfer 30% or more of the consolidated gross assets of Match and its Subsidiaries (in each case, such percentages to be measured based on fair market value as of the Distribution Date), (D) redeem or otherwise repurchase (directly or through a Subsidiary) any Match stock, or rights to acquire stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment by Revenue Procedure 2003-48), (E) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Match Capital Stock (including, without limitation, through the conversion of one class of Match Capital Stock into another class of Match Capital Stock), or (F) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation or covenant made in the Tax Opinion Documents or Private Letter Ruling) which in the aggregate (and taking into account any other transactions described in this subparagraph (iv)) would be reasonably likely to have the effect of causing or permitting one or more Persons to acquire, directly or indirectly, stock representing a Fifty-Percent or Greater Interest in Match or otherwise jeopardize the Tax Free Status of the Distribution, unless, in each case, prior to taking any such action set forth in the foregoing clauses (A) through (F), Match shall have requested that Parent obtain a Private Letter Ruling (or, if applicable, a supplemental Private Letter Ruling) from the IRS and/or any other applicable Tax Authority in accordance with Section 4(b) of this Agreement to the effect that such transaction will not affect the Tax-Free Status of the Distribution and Parent shall have received such Private Letter Ruling in form and substance satisfactory to Parent in its reasonable discretion (and in determining whether a Private Letter Ruling is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and representations made in connection with such Private Letter Ruling), or Match shall provide Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its reasonable discretion (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and representations if used as a basis for the opinion), or Parent shall have waived the requirement to obtain such private letter ruling or Unqualified Tax Opinion.

(b)                                 Procedures Regarding Opinions and Rulings.

(i)                                     If Match notifies Parent that it desires to take one of the actions described in clauses (A) through (F) of Section 4(a)(iv) (a “Notified Action”), Parent and Match shall reasonably cooperate to attempt to obtain the Private Letter Ruling or Unqualified Tax Opinion referred to in Section 4(a)(iv), unless Parent shall have waived the requirement to obtain such Private Letter Ruling or Unqualified Tax Opinion.

(ii)                                  At the reasonable request of Match pursuant to Section 4(a)(iv), Parent shall cooperate with Match and use commercially reasonable efforts to seek to obtain, as expeditiously as possible, a Private Letter Ruling from the IRS (and/or any other applicable Tax Authority, or if applicable, a supplemental Private Letter Ruling) or an Unqualified Tax Opinion

for the purpose of permitting Match to take the Notified Action.  Further, in no event shall Parent be required to file any request for a Private Letter Ruling under this Section 4(b) unless Match represents that (A) it has reviewed the request for such Private Letter Ruling, and (B) all information and representations, if any, relating to any member of the Match Group, contained in the related Private Letter Ruling documents are (subject to any qualifications therein) true, correct and complete.  Match shall reimburse Parent for all reasonable costs and expenses incurred by the Parent Group in obtaining a Private Letter Ruling or Unqualified Tax Opinion requested by Match within ten (10) days after receiving an invoice from Parent therefor.

(iii)                               Parent shall have the right to request a Private Letter Ruling from the IRS (and/or any other applicable Tax Authority, or if applicable, a supplemental Private Letter Ruling) or an Unqualified Tax Opinion at any time in its sole and absolute discretion.  If Parent determines to obtain a Private Letter Ruling or an Unqualified Tax Opinion, Match shall (and shall cause each Affiliate of Match to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Private Letter Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Counsel; provided that Match shall not be required to make (or cause any Affiliate of Match to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).  Parent and Match shall each bear its own costs and expenses in obtaining a Private Letter Ruling or an Unqualified Tax Opinion requested by Parent.

(iv)                              Match hereby agrees that Parent shall have sole and exclusive control over the process of obtaining any Private Letter Ruling, and that only Parent shall apply for a Private Letter Ruling.  In connection with obtaining a Private Letter Ruling pursuant to Section 4(b) hereof, (A) Parent shall keep Match informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any related Private Letter Ruling documents provide Match with a draft copy thereof, (2) reasonably consider Match’s comments on such draft copy, and (3) provide Match with a final copy; and (C) Parent shall provide Match with notice reasonably in advance of, and Match shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Private Letter Ruling.  Neither Match nor any member of the Match Group shall request any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Distribution (including the impact of any transaction on the Distribution).

(c)                                  Responsibility for Tax-Related Losses.

(i)                                     Notwithstanding anything in this Agreement to the contrary, subject to Section 4(c)(iii), in the event of a Distribution, Match shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following:  (A) the acquisition after the Distribution of all or a portion of Match’s Capital Stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury

Regulation Section 1.355-7(h)) by any one or more officers or directors of any member of the Match Group or by any other Person or Persons with the implicit or explicit permission of one or more of such officers or directors (other than officers or directors of Parent) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, Match stock representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by Match after the Distribution (including, without limitation, any amendment to Match’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Match stock (including, without limitation, through the conversion of one class of Match Capital Stock into another class of Match Capital Stock), or (D) any breach by Match or any Match Affiliate of any covenant contained in Section 4(a)(ii), (iii) or (iv) (regardless whether such act or failure to act is covered by a Private Letter Ruling, Unqualified Tax Opinion or Parent waiver described in Section 4(a)(iv).

(ii)                                  Notwithstanding anything in this Agreement to the contrary, subject to Section 4(c)(iii), in the event of a Distribution, Parent shall be responsible for, and shall indemnify and hold harmless Match and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following:  (A) the acquisition after the Distribution of all or a portion of Parent’s stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any “agreement, understanding, arrangement, substantial negotiations or discussions” (as such terms are defined in Treasury Regulation Section 1.355-7(h)) by any one or more officers or directors of any member of the Parent Group or by any other Person or Persons with the implicit or explicit permission of one or more of such officers or directors that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire, directly or indirectly, stock of Parent representing a Fifty-Percent or Greater Interest therein, or (C) any breach by Parent or a member of the Parent Group of any covenant contained in Section 4(a)(ii).

(iii)                               To the extent any Tax-Related Loss is subject to indemnification under both Sections 4(c)(i) and (ii), responsibility for such Tax-Related Loss shall be shared by Parent and Match according to relative fault.

(A)                               Notwithstanding anything in Section 4(c)(ii) or (iii) or any other provision of this Agreement to the contrary:

(1)                                 with respect to (I) any Tax-Related Loss resulting from the application of Section 355(e) of the Code and (II) any other Tax-Related Loss resulting, in each case, in whole or in part, from an acquisition after the Distribution of any stock or assets of Match (or any member of the Match Group) by any means whatsoever by any Person or any action or failure to act by Match after the Distribution affecting the voting rights of Match, Match shall be responsible for, and shall indemnify and hold harmless Parent and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss; and

(2)                                 for purposes of calculating the amount and timing of any Tax-Related Loss for which Match is responsible under this Section 4(c)(iii)(A), Tax-Related

Losses shall be calculated by assuming that Parent, the Parent Consolidated Group and each member of the Parent Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

(B)                               Notwithstanding anything in Section 4(c)(i) or (iii) or any other provision of this Agreement to the contrary, with respect to (I) any Tax-Related Loss resulting from the application of Section 355(e) of the Code (other than as a result of an acquisition of a Fifty-Percent or Greater Interest in Match) and (II) any other Tax-Related Loss resulting, in each case, in whole or in part, from an acquisition after the Distribution of any stock or assets of Parent (or any member of the Parent Group) by any means whatsoever by any Person, Parent shall be responsible for, and shall indemnify and hold harmless Match and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of such Tax-Related Loss.

(d)                                 Section 336(e) Election.  If Parent determines, in its sole discretion, that a protective election under Section 336(e) of the Code (a “Section 336(e) Election”) shall be made with respect to the Distribution, Match shall (and shall cause the relevant members of the Match Group to) join with Parent or the relevant members of the Match Group in the making of such election and shall take any action reasonably requested by Parent or that is otherwise necessary to give effect to such election (including making any other related election).  If a Section 336(e) Election is made with respect to the Distribution, then this Agreement shall be amended in such a manner as is determined by Parent in good faith to take into account such Section 336(e) Election (including by requiring that, in the event the Distribution fails to have Tax-Free Status and Parent is not entitled to indemnification for the Tax-Related Losses arising from such failure, Match shall pay over to Parent any Tax Benefits realized by the Match Group arising from the step-up in Tax basis resulting from the Section 336(e) Election).

5.                                      Refunds.  Parent shall be entitled to all Refunds (and any interest thereon received from the applicable Tax Authority) of Taxes for which Parent is responsible pursuant to this Agreement. Match shall be entitled to all Refunds (and any interest thereon received from the applicable Tax Authority) of Taxes for which Match is responsible pursuant to this Agreement.  A party receiving a Refund to which another party is entitled pursuant to this Section 5 shall pay the amount to which such other party is entitled within ten (10) days after such Refund is Actually Realized.  Each of Parent and Match shall cooperate with the other party in connection with any claim for a Refund in respect of a Tax for which any member of the Parent Group or the Match Group, as the case may be, is responsible.

6.                                      Tax Contests.

(a)                                 Notification.  Each of Parent and Match shall notify the other party in writing of any communication with respect to any pending or threatened Proceeding in connection with a Tax Liability (or any issue related thereto) of Parent or any member of the Parent Group, or Match or any member of the Match Group, respectively, for which a member of the Match Group or the Parent Group, respectively, may be responsible pursuant to this Agreement within ten (10) days of receipt; provided, however, that in the case of any Distribution-Related Proceeding (whether or not Match or Parent may be responsible thereunder), such notice shall be provided no later than ten (10) days after Parent or Match, as the case may be, first receives written notice from the IRS or other Tax Authority of such Distribution-Related Proceeding).  Each of Parent and Match shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, received by Parent or a member of the Parent Group, or Match or a member of the Match Group, respectively.  The failure of Parent or Match timely to forward such notification in accordance with the immediately preceding sentence shall not relieve Match or Parent, respectively, of any obligation to pay such Tax Liability or indemnify Parent and the members of the Parent Group, or Match and the members of the Match Group, respectively, and their respective Representatives, Affiliates, successors and assigns therefor, except to the extent that the failure timely to forward such notification actually prejudices the ability of Match or Parent to contest such Tax Liability or increases the amount of such Tax Liability.

(b)                                 Representation with Respect to Tax Disputes.  Parent (or such member of the Parent Group as Parent shall designate) shall, subject to Section 6(d), have the exclusive right to represent the interests of the members of the Parent Group and the members of the Match Group and to employ counsel of its choice at its expense in any Proceeding relating to (i) any U.S. consolidated federal Income Tax Returns of the Parent Consolidated Group, (ii) any other Combined Returns and (iii) any Parent Separate Returns.  Match (or such member of the Match Group as Match shall designate) shall have the sole right to represent the interests of the members of the Match Group and to employ counsel of its choice at its expense in any Proceeding relating to any Match Separate Returns.

(c)                                  Power of Attorney.  Each member of the Match Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other document requested by Parent (or such designee) in connection with any Proceeding described in the first sentence of Section 6(b).

(d)                                 Distribution-Related Proceedings and Proceedings with Respect to Combined Returns.

(i)                                     In the event of any Distribution-Related Proceeding or Proceeding relating to a Combined Return that Parent has the right to control pursuant to Section 6(b) and as a result of which Match could reasonably be expected to become liable for any Tax or any Tax-Related Losses in excess of five (5) million dollars, (A) Parent shall consult with Match reasonably in advance of taking any significant action in connection with such Proceeding, (B) Parent shall consult with Match and offer Match a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) Parent shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, and (D) Parent shall provide Match copies of any written materials relating to such Proceeding received from the relevant Tax Authority.  Notwithstanding anything in the preceding sentence to the contrary, the final determination of the positions taken, including with respect to any settlement or other disposition, in (1) any Distribution-Related Proceeding, or (2) any other Proceeding relating to a Combined Return, which other Proceeding would not reasonably be expected to result in a liability for additional Taxes for which Match is responsible in an amount exceeding five (5) million dollars for a single tax year, shall be made in the sole discretion of Parent and shall be final and not subject to the dispute resolution provisions of Article 9.  With respect to any Proceeding relating to a Combined Return (other than any Distribution-Related Proceeding), which could reasonably be expected to result in liability for additional Taxes for which Match is responsible in an amount in an amount exceeding five (5) million dollars for a single tax year, Match shall be entitled to participate in such Proceeding, and Parent shall not settle, compromise or abandon any such Proceeding without obtaining the prior written consent of Match, which consent shall not be unreasonably withheld.

(ii)                                  In the event of any Distribution-Related Proceeding with respect to any Match Separate Return, (A) Match shall consult with Parent reasonably in advance of taking any significant action in connection with such Proceeding, (B) Match shall consult with Parent and offer Parent a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such Proceeding, (C) Match shall defend such Proceeding diligently and in good faith as if it were the only party in interest in connection with such Proceeding, (D) Parent shall be entitled to participate in such Proceeding and receive copies of any written materials relating to such Proceeding received from the relevant Tax Authority, and (E) Match shall not settle, compromise or abandon any such Proceeding without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld.

7.                                      Apportionment of Tax Attributes upon Deconsolidation; Carrybacks.

(a)                                 Apportionment of Tax Attributes upon Deconsolidation.  In the event of a Deconsolidation Event:

(i)                                     Parent shall determine the portion, if any, of any Tax Attribute of the Parent Consolidated Group required to be apportioned to Match or any member of the Match Consolidated Group and/or treated as a carryover to the first Post-Deconsolidation Taxable Period of Match (or such member) in accordance with Treasury Regulation Sections 1.1502-21, 1.1502-21T, 1.1502-22, 1.1502-79 and, if applicable, 1.1502-79A.

(ii)                                  No Tax Attribute with respect to consolidated U.S. federal Income Tax of the Parent Consolidated Group, other than those described in Section 7(a)(i), and no Tax Attribute with respect to any consolidated, combined or unitary State, local, or foreign Income Tax, in each case, arising in respect of a Combined Return shall be apportioned to Match or any member of the Match Group, except as Parent (or such member of the Parent Group as Parent shall designate) determines is otherwise required under applicable Law.

(iii)                               Parent (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to Match or any member of the Match Group in accordance with this Section 7(a) and applicable Law, and, if applicable, the amount of tax basis and earnings and profits to be apportioned to Match or any member of the Match Group in accordance with applicable Law, and shall provide written notice of the calculation thereof to Match as soon as practicable after the information necessary to make such calculation becomes available to Parent.

(iv)                              Except as otherwise required by applicable Law or pursuant to a Final Determination, Match shall not take any position (whether on a Tax Return or otherwise)

that is inconsistent with the information contained in the written notice delivered by Parent pursuant to Section 7(a)(iii).

(b)                                 Carrybacks.  Except to the extent otherwise consented to by Parent or prohibited by applicable Law, Match shall elect to relinquish, waive or otherwise forgo all Carrybacks.  In the event that Match (or the appropriate member of the Match Group) is prohibited by applicable Law to relinquish, waive or otherwise forgo a Carryback (or Parent consents to a Carryback), (i) Parent shall cooperate with Match, at Match’s expense, in seeking from the appropriate Tax Authority such Refund as reasonably would result from such Carryback, and (ii) Match shall be entitled to any Refund Actually Realized by a member of the Parent Group (including any interest thereon received from such Tax Authority), to the extent that such Refund is directly attributable to such Carryback, within ten (10) days after such Refund is Actually Realized; provided, however, that Match shall indemnify and hold the members of the Parent Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the Parent Group or an Affiliate thereof if (x) such Tax Attributes expire unutilized, but would have been utilized but for such Carryback, or (y) the use of such Tax Attributes is postponed to a later taxable period than the taxable period in which such Tax Attributes would have been utilized but for such Carryback.  If there is a Final Determination that results in any change to or adjustment of a Refund Actually Realized by a member of the Parent Group that is directly attributable to a Carryback, then Parent (or its designee) shall make a payment to Match, or Match shall make a payment to Parent (or its designee), as may be necessary to adjust the payments between Match and Parent (or its designee) to reflect the payments that would have been made under this Section 7(b) had the adjusted amount of such Refund been taken into account in computing payments under this Section 7(b).

8.                                      Cooperation and Exchange of Information.

(a)                                 Cooperation and Exchange of Information.  Each of Parent and Match, on behalf of itself and each member of the Parent Group and the Match Group, respectively, agrees to provide the other party (or its designee) with such cooperation or information as such other party (or its designee) reasonably shall request in connection with the determination of any payment or any calculations described in this Agreement, the preparation or filing of any Tax Return or claim for Refund, or the conduct of any Proceeding.  Such cooperation and information shall include, without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agents’ reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any Tax Authority or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Tax Authority, and such other records concerning the ownership and tax basis of property, or other relevant information, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates, forms, returns and schedules delivered by either party) as shall be reasonably requested by Parent (or its designee) or Match (or its designee), as the case may be, (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of a Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for Parent or Match, as the case may be, to exercise its rights under this Agreement, and (v) the use of Parent’s or Match’s, as the case may be, reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing.  It is expressly the intention of the parties to this Agreement to take all actions that shall be necessary to establish Parent as the sole agent for Tax purposes of each member of the Match Group with respect to all Combined Returns.  Upon reasonable notice, each of Parent and Match shall make its, or shall cause the members of the Parent Group or the Match Group, as applicable, to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.  Any information obtained under this Section 8 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for Refund or in conducting any Proceeding.

(b)                                 Retention of Records.  Each of Parent and Match agrees to retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder (and any similar provision of State, local, or foreign law) existing on the date hereof or created in respect of (i) any taxable period that ends on or before or includes the Distribution Date or (ii) any taxable period that may be subject to a claim hereunder until the later of (A) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Tax Returns and other documents relate and (B) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement.  From and after the end of the period described in the preceding sentence of this Section 8(b), if a member of the Parent Group or the Match Group wishes to dispose of any such records and documents, then Parent or Match, as the case may be, shall provide written notice thereof to the other party and shall provide the other party the opportunity to take possession of any such records and documents within 90 days after such notice is delivered; provided, however, that if such other party does not, within such 90-day period, confirm its intention to take possession of such records and documents, Parent or Match, as the case may be, may destroy or otherwise dispose of such records and documents.

(c)                                  Remedies.  Each of Parent and Match hereby acknowledges and agrees that (i) the failure of any member of the Parent Group or the Match Group, as the case may be, to comply with the provisions of this Section 8 may result in substantial harm to the Parent Group or the Match Group, as the case may be, including the inability to determine or appropriately substantiate a Tax Liability (or a position in respect thereof) for which the Parent Group (or a member thereof) or the Match Group (or a member thereof), as applicable, would be responsible under this Agreement or appropriately defend against an adjustment thereto by a Tax Authority, (ii) the remedies available to the Parent Group for the breach by a member of the Match Group of its obligations under this Section 8 shall include (without limitation) the indemnification by Match of the Parent Group for any Tax Liabilities incurred or any Tax Benefit lost or postponed by reason of such breach and the forfeiture by the Match Group of any related rights to indemnification by Parent and (iii) the remedies available to the Match Group for the breach by a member of the Parent Group of its obligations under this Section 8 shall include (without limitation) the indemnification by Parent of the Match Group for any Tax Liabilities incurred or any Tax Benefit lost or postponed by reason of such breach and the forfeiture by the Parent Group of any related rights to indemnification by Match.

(d)                                 Reliance by Parent.  If any member of the Match Group supplies information to a member of the Parent Group in connection with a Tax Liability and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of Match (or his or her designee) shall certify in writing that to his knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.  Match agrees to indemnify and hold harmless each member of the Parent Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Match Group having supplied, pursuant to this Section 8, a member of the Parent Group with inaccurate or incomplete information in connection with a Tax Liability.

(e)                                  Reliance by Match.  If any member of the Parent Group supplies information to a member of the Match Group in connection with a Tax Liability and an officer of a member of the Match Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Match Group identifying the information being so relied upon, the chief financial officer of Parent (or his or her designee) shall certify in writing that to his knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete. Parent agrees to indemnify and hold harmless each member of the Match Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind attributable to a member of the Parent Group having supplied, pursuant to this Section 8, a member of the Match Group with inaccurate or incomplete information in connection with a Tax Liability.

9.                                      Resolution of Disputes.  The provisions of Article 7 of the Transaction Agreement (Dispute Resolution) shall apply to any dispute arising in connection with this Agreement; provided, however, that in the case of disputes arising under this Agreement, Parent and Match shall jointly select the arbitrator, who shall be an attorney or accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.

10.                               Payments.

(a)                                 Method of Payment.  All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the parties for such purpose; provided that, on the date of such wire transfer, notice of the transfer is given to the recipient thereof in accordance with Section 12, or (ii) any other method agreed to by the parties.  All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

(b)                                 Interest.  Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Prime Rate.

(c)                                  Characterization of Payments.  Except to the extent otherwise required by applicable Law or pursuant to a Final Determination, the parties hereto agree to treat, and to cause their respective Affiliates to treat, (i) any payment required by this Agreement or by the Transaction Agreement (other than payments of interest), as either a contribution by Parent to Match or a distribution by Match to Parent, as the case may be (which contribution or distribution shall, in the case of any payment made following the Distribution Date, be treated as occurring immediately prior to the Distribution) and (ii) any payment of interest or non-federal Income Taxes by or to a Tax Authority, as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment; provided that in the event such treatment is not permissible (or that an Indemnified Party nevertheless suffers a Tax detriment as a result of such payment), the payment in question shall be adjusted to place the Indemnified Party in the same after-tax position it would have enjoyed absent such applicable Law or Final Determination.

11.                               Treatment of Certain Equity Awards.

(a)                                 Deductions.  Any compensation deductions arising in respect of equity awards held by Match Employees or Former Match Employees (as such terms are defined in the EMA) (i) with respect to which Match is required to reimburse Parent for IAC Award Costs or Subsidiary Award Costs (as such terms are defined in the EMA) or (ii) that are denominated in or determined by reference to the value of Match Capital Stock shall be allocated to the Match Group.

(b)                                 Withholding and Reporting.  Match shall be responsible for tax reporting and withholding and the employer portion of any payroll taxes in respect of equity awards held by Match Employees or Former Match Employees (as such terms are defined in the EMA).

12.                               Effective Date; Termination of Prior Intercompany Tax Allocation Arrangements.  This Agreement shall be effective as of the date following the IPO.  As of such date, (i) all prior intercompany Tax allocation agreements or arrangements solely between or among Parent and/or any of its Subsidiaries, on the one hand, and Match and/or any of its Subsidiaries, on the other hand (including the Tax Sharing Agreement dated as of July 1, 2014 by and between Parent and Tinder) shall be terminated, and (ii) any amounts due under such agreements with respect to taxable periods (or portions thereof) ending on or before the date of the IPO shall be settled as promptly as practicable following the date of the IPO (and in any event no later than the due date for filing any Combined Returns for such taxable periods).  Upon such termination and settlement, no further payments by or to Parent or any of its Subsidiaries or by or to Match or any of its Subsidiaries, with respect to such agreements, shall be made and all other rights and obligations pursuant to such agreements shall cease at such time.  For the avoidance of doubt, in the event of a Final Determination with respect to any Combined Return or the filing by Parent or any member of the Parent Group of any amended Combined Return, in each case following the termination of any such prior Tax allocation agreements, any Tax sharing payments with respect to such Final Determination or amended Combined Return shall be determined solely pursuant to Section 2(c)(iv) hereof.

13.                               Notices.  All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when delivered in person or successfully transmitted by facsimile, addressed as follows:

(a)                                 if to IAC:

IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011

Attention:  General Counsel
Fax:  212-632-9551

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:  Andrew J. Nussbaum, Esq.
                                                    Ante Vucic, Esq.
Fax:  212-403-2000

(b)                                 if to Match:

Match Group, Inc.

8300 Douglas Avenue

Suite 800

Dallas, TX 75225

Attention:  Chief Financial Officer
Fax:  917-793-4497

with a copy (prior to the Effective Time) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:  Andrew J. Nussbaum, Esq.
                                                    Ante Vucic, Esq.
Fax:  212-403-2000

14.                               Designation of Affiliate.  Each of Parent and Match may assign any of its rights or obligations under this Agreement to any member of the Parent Group or the Match Group, respectively, as it shall designate; provided, however, that no such assignment shall relieve Parent or Match, respectively, of any obligation hereunder, including any obligation to make a payment hereunder to Match or Parent, respectively, to the extent such designee fails to make such payment.

15.                               Injunctions.  The parties acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, such remedy being in addition to any other remedy to which they may be entitled at law or in equity.

16.                               Miscellaneous.  Except to the extent otherwise provided in this Agreement, this Agreement shall be subject to the provisions of Article 10 (Miscellaneous) of the Transaction Agreement to the extent set forth therein.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
Name: Gregg Winiarski
Title: Executive Vice President, General Counsel

MATCH GROUP, INC.

By:	/s/ Joanne Hawkins
Name: Joanne Hawkins
Title: Vice President and Assistant Secretary